CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 21, 2016, with respect to the financial statements and supplemental schedule included in the Annual Report of the CTS Retirement Savings Plan on Form 11-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statement of CTS Corporation on Form S-8 (File No. 333-106614, effective June 27, 2003).
Chicago, Illinois
June 21, 2016